EXHIBIT 99.1

Number: 03-01

XTO ENERGY TARGETS 15% GAS PRODUCTION
GROWTH FOR 2003 WITH $400 MILLION BUDGET

FORT WORTH, TX (January 6, 2003) -XTO Energy Inc. (NYSE-XTO) today announced that its Board of Directors approved a $400 million development and exploration budget for 2003. With this budget and our recently announced San Juan Basin acquisition, XTO Energy expects to increase gas production during 2003 by 15% over 2002 levels. Including oil and natural gas liquids production, the Company expects a year-over-year growth rate of around 12% on an Mcf equivalent basis.

To achieve these growth targets, the Company plans to drill about 309 (255 net) wells and perform approximately 385 (283 net) workovers and recompletions. About 65% of the development budget will be spent in East Texas for 149 new wells and 60 workover activities. The San Juan and Arkoma basins will be allocated approximately 20% of the development funds, evenly distributed, to drill 114 new wells and perform 207 workovers. An expected 10% of the budget will be directed towards Alaska, the Permian Basin and the Hugoton Royalty Trust properties. Exploration activities are targeted to use $20 million.

“Our disciplined and well-established development programs continue to provide top-tier performance — meaning consistent internal growth with healthy economic returns for the shareholders,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “For XTO Energy, 2003 will offer another exciting year dedicated to measured growth, financial strength and new opportunity.”

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its legacy properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Colorado, Arkansas, Wyoming, Louisiana and Alaska.

Contact:	Louis G. Baldwin Executive Vice President & CFO XTO Energy Inc. 817/870-2800	Gary D. Simpson Vice President - Investor Relations XTO Energy Inc. 817/870-2800

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XTO Energy Targets 15% Gas Production Growth for 2003 with $400 Million Budget

This release can be found at www.xtoenergy.com

Statements made in this press release, including those relating to production growth rates, development and exploration activities, development budget expenditures by area, development program performance, internal growth, economic returns for shareholders, financial strength and new opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the timing of collection of receivables, production downtime due to maintenance, weather or other factors outside the Company’s control, the availability of drilling equipment, changes in interest rates, higher than expected production costs and other expenses, the price of the Company’s common stock and market conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.